North American Palladium Ltd.
CONSOLIDATED BALANCE SHEETS
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)

                                                      September 30  December 31
                                                              2004         2003
                                                       (UNAUDITED)
--------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                               $   48,328   $   11,950
Restricted cash equivalents                                  1,116        1,813
Concentrate awaiting settlement,
   net - NOTE 3                                             84,242       94,610
Inventories                                                  8,925        9,141
Crushed and broken ore stockpiles
   - NOTE 4                                                  9,606        6,251
Accounts receivable and other assets                         2,284        1,387
Future tax asset                                               155           84
--------------------------------------------------------------------------------
                                                           154,656      125,236
Mining interests, net                                      237,554      247,116
Mine closure deposit - NOTE 5                                5,633        4,733
Crushed and broken ore stockpiles
   - NOTE 4                                                  2,107        5,983
Future tax asset                                             2,542        9,334
Deferred financing costs                                       132        1,290
--------------------------------------------------------------------------------
                                                        $  402,624   $  393,692
                                                        ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and
   accrued liabilities                                  $   15,274   $   16,041
Taxes payable                                                2,983        1,311
Future tax liability                                             -          216
Current portion of obligations
   under capital leases                                      1,194        1,070
Current portion of senior
   credit facility - NOTE 6                                  5,056       34,538
--------------------------------------------------------------------------------
                                                            24,507       53,176

Mine closure obligation                                      7,519        7,300
Obligations under capital leases                             2,074        1,015
Senior credit facility - NOTE 6                             18,958        7,272
Kaiser-Francis credit facility - NOTE 6                     14,535       14,866
Future tax liability                                        10,355       10,108
--------------------------------------------------------------------------------
                                                            77,948       93,737

SHAREHOLDERS' EQUITY
Capital stock - NOTE 8                                     322,257      313,489
Contributed surplus                                            400            -
Retained earnings (deficit)                                  2,019      (13,534)
--------------------------------------------------------------------------------
Total shareholders' equity                                 324,676      299,955
--------------------------------------------------------------------------------
                                                        $  402,624   $  393,692
                                                        ========================

THESE FINANCIAL STATEMENTS HAVE BEEN PREPARED BY MANAGEMENT OF NORTH AMERICAN PALLADIUM LTD. AND THE PRIOR YEAR FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED BY THE AUDITOR OF NORTH AMERICAN PALLADIUM LTD.

2004 Third Quarter                                                            19


North American Palladium Ltd.
CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS,
EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)                                                              Three Months Ended             Nine Months Ended
                                                                             September 30                   September 30
                                                                            2004          2003            2004           2003
--------------------------------------------------------------------------------------------------------------------------------
REVENUE FROM METAL SALES - NOTE 10                                   $    45,154   $    42,585     $   150,022    $   132,336
Deduct: smelter treatment and refining costs                              (4,493)       (3,836)        (15,514)       (10,724)
--------------------------------------------------------------------------------------------------------------------------------
Net revenue from mining operations                                        40,661        38,749         134,508        121,612
--------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Production costs, excluding amortization and asset retirement costs       25,020        22,927          79,138         76,315
Insurance recovery                                                        (7,148)            -          (7,148)             -
Amortization                                                               9,411         8,753          28,142         18,468
Administrative                                                             1,500           889           3,789          2,499
Exploration                                                                  366           470           1,313          1,571
Loss on disposal of capital assets                                             -           342             623          3,052
Asset retirement costs                                                       236            95             702            354
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                  29,385        33,476         106,559        102,259
--------------------------------------------------------------------------------------------------------------------------------

INCOME FROM MINING OPERATIONS                                             11,276         5,273          27,949         19,353
--------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
Interest on long-term debt                                                  (410)         (855)         (1,308)        (2,580)
Foreign exchange gain (loss)                                                 116         1,048            (930)        15,909
Derivative income - NOTE 2(C) AND 11(D)                                        -             -             213              -
Write-off of deferred financing costs                                          -             -            (788)             -
Interest income                                                              168            83             282            228
Interest expense                                                             (12)          (11)            (23)           (11)
--------------------------------------------------------------------------------------------------------------------------------
Total other income (expenses)                                               (138)          265          (2,554)        13,546
--------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                11,138         5,538          25,395         32,899
Provision for income taxes - NOTE 7                                        4,540         2,003           9,842         10,613
--------------------------------------------------------------------------------------------------------------------------------

NET INCOME FOR THE PERIOD                                                  6,598         3,535          15,553         22,286

Deficit, beginning of period                                              (4,579)      (32,786)        (13,534)       (51,537)
--------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT), END OF PERIOD                           $     2,019   $   (29,251)    $     2,019    $   (29,251)
--------------------------------------------------------------------------------------------------------------------------------

NET INCOME PER SHARE
   - BASIC                                                           $      0.13   $      0.07     $      0.30    $      0.44
                                                                     ========================================================
   - DILUTED                                                         $      0.13   $      0.07     $      0.30    $      0.44
                                                                     ========================================================

Weighted average number of shares outstanding - basic                 51,600,035    50,792,361      51,277,682     50,738,867
--------------------------------------------------------------------------------------------------------------------------------

20 North American Palladium Ltd.             BUILDING VALUE           2004 Third Quarter                                      21


North American Palladium Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(CANADIAN FUNDS IN THOUSANDS OF DOLLARS)
(UNAUDITED)                                                            Three Months Ended              Nine Months Ended
                                                                           September 30                   September 30
                                                                        2004          2003             2004          2003
--------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income for the period                                            $     6,598   $     3,535     $    15,553    $    22,286
Operating items not involving cash
   Future income tax expense                                               3,845         1,573           7,106          9,532
   Amortization                                                            9,411         8,753          28,142         18,468
   Unrealized foreign exchange gain                                       (2,411)          (55)         (1,862)       (15,682)
   Loss on disposal of capital assets                                          -           342             623          3,052
   Write-off of deferred financing costs                                       -             -             788              -
   Provision for mine closure costs                                          236            95             702            354
   Stock-based compensation                                                  172             -             262              -
   Derivative income - NOTE 2(C) AND 11(D)                                     -             -            (213)             -
--------------------------------------------------------------------------------------------------------------------------------
                                                                          17,851        14,243          51,101         38,010
Changes in non-cash working capital - NOTE 9                              11,932        (3,223)         11,110          4,192
--------------------------------------------------------------------------------------------------------------------------------
                                                                          29,783        11,020          62,211         42,202
--------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Repayment of project term loan                                                 -       (11,626)        (41,810)       (35,936)
Increase in senior credit facility                                             -             -          26,809              -
Repayment of senior credit facility                                       (1,264)            -          (1,264)             -
Issuance of common shares                                                  4,091           232           8,768            697
Mine closure deposit                                                        (300)         (300)           (900)          (900)
Obligations under capital leases                                            (422)          664          (1,298)           140
--------------------------------------------------------------------------------------------------------------------------------
                                                                           2,105       (11,030)         (9,695)       (35,999)
--------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Additions to mining interests                                             (8,392)       (2,802)        (17,286)       (13,199)
Proceeds on disposal of capital assets                                         -             6             451            114
Short-term investments                                                         -           (47)            697           (109)
--------------------------------------------------------------------------------------------------------------------------------
                                                                          (8,392)       (2,843)        (16,138)       (13,194)
--------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          23,496        (2,853)         36,378         (6,991)
Cash and cash equivalents, beginning of period                            24,832         7,398          11,950         11,536
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $    48,328   $     4,545     $    48,328    $     4,545
                                                                     ========================================================

22 North American Palladium Ltd.             BUILDING VALUE           2004 Third Quarter                                      23

North American Palladium Ltd.
NOTES TO THE SEPTEMBER 30, 2004 CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AND PER OUNCE AMOUNTS) (UNAUDITED)


1.      BASIS OF PRESENTATION

        These unaudited interim consolidated financial statements have been prepared using disclosure standards appropriate for interim financial statements and do not contain all the explanatory notes, descriptions of accounting policies or other disclosures required by Canadian generally accepted accounting principles for annual financial statements. Such notes, descriptions of accounting policies and other disclosures have been included in the Company's audited annual consolidated financial statements included in the Company's annual report to shareholders for the year ended December 31, 2003. Accordingly, these consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for 2003.

2.      CHANGES IN ACCOUNTING POLICIES

        (A)     Stock-based Compensation
        As discussed in the audited annual consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees and directors. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. An expense of $172 was recorded in the three months ended September 30, 2004 (three months ended September 30, 2003 - nil) and $262 in the nine months ended September 30, 2004 (nine months ended September 30, 2003 - nil).

        (B)     Asset Retirement Obligations
        Also, as disclosed in the audited annual consolidated financial statements, effective January 1, 2003, the Company adopted a new accounting standard of the Canadian Institute of Chartered Accountants ("CICA") for asset retirement obligations which harmonizes the accounting with Generally Accepted Accounting Principles in the U.S. This standard significantly changed the method of accounting for future site restoration costs. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and depreciated over the estimated life of the mine. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial

24 North American Palladium Ltd.                                  BUILDING VALUE
statements of prior periods were restated. An expense of $236 and $702 was recorded in the three months and nine months ended September 30, 2004 respectively for accretion of the mine closure obligation and amortization of mining interests. This change in accounting policy did not have a material impact on the financial statements for the nine months ended September 30, 2003.

        (C)     Hedging Relationships
        In 2003, the CICA finalized amendments to Accounting Guideline AcG-13, "Hedging Relationships" that clarified certain of the requirements in AcG-13 and provided additional documentation and application guidance. AcG-13 is applicable for the Company's 2004 fiscal year. As a result of AcG-13, the Company has marked-to-market its forward foreign exchange contracts beginning January 1, 2004. The impact of this change was an increase to derivative income of $213 in the six-months ended June 30, 2004. Commencing July 1, 2004 these foreign exchange contracts were designated as a hedge of U.S. dollar revenue and are accounted for in revenue as realized.

3.      CONCENTRATE AWAITING SETTLEMENT

        The gross value of concentrate awaiting settlement represents the value of all platinum group metals and base metals from production shipped to the smelters prior to the balance sheet date. At September 30, 2004, concentrate awaiting settlement included 137,037 ounces of palladium (December 31, 2003 - 147,570). Concentrate awaiting settlement was entirely from two domestic customers at September 30, 2004 and December 31, 2003. Revaluations of the net realizable value of concentrate awaiting settlement are included in revenue at each reporting period and are adjusted for the effects of hedging instruments, sales contracts and foreign exchange.

4.      CRUSHED AND BROKEN ORE STOCKPILES

        Crushed and broken ore stockpiles are valued at the lower of average production cost and estimated net realizable value. The amount of stockpiled ore that is not expected to be processed within one year is shown as a long-term asset.

2004 Third Quarter                                                            25

5.      MINE CLOSURE PLAN

        As part of the expansion project, the Company established a revised mine closure plan with the Ontario Ministry of Northern Development and Mines (the "Ministry"), which requires a total amount of $7,800 to be accumulated in a Trust Fund controlled by the Ministry. At September 30, 2004, the Company had $5,633 on deposit with the Ministry and has agreed to make monthly deposits of $100.

6.      LONG-TERM DEBT

        The Company's long-term debt, comprising its senior credit facility and Kaiser-Francis credit facility, is denominated in US dollars. At September 30, 2004, the outstanding long-term debt, including current and long-term portions was $38,549 (US$30,500) compared to $56,676 (US$43,844) at December 31, 2003.
The interest rate under both facilities is LIBOR plus 250 basis points, or 4.34% at September 30, 2004. The senior credit facility is a five-year amortizing loan with a maturity of June 30, 2009 and the Kaiser-Francis facility matures on June 30, 2006.

7.      INCOME TAXES

        The variance between the income taxes as computed at the combined statutory rate and the effective rate for the Company is reconciled as follows:


                                        Nine Months    Nine Months
                                              Ended          Ended
                                       September 30   September 30
                                               2004           2003
--------------------------------------------------------------------------
Income tax provision
 using statutory
 income tax rates                         $   9,777     $   13,460
Increase (decrease) in taxes
resulting
 from:
   Resource allowance                        (1,828)        (1,904)
   Non-taxable portion of capital gains      (1,179)        (1,728)
   Changes in income tax rates and laws           -           (545)
   Federal large corporations tax               645            578
   Ontario mining taxes                       1,641          1,906
   Other                                        786         (1,154)
--------------------------------------------------------------------------
   Income tax expense                     $   9,842     $   10,613
                                          =========================

26 North American Palladium Ltd.                                  BUILDING VALUE

8.      CAPITAL STOCK

                              SEPT. 30, 2004             Sept. 30, 2003
                            Shares      Amount        Shares       Amount
-----------------------------------------------------------------------------
Common shares issued,
  beginning of period     50,895,338  $  313,489    50,647,955  $  311,983

Common shares issued:
  Pursuant to stock
    options exercised        405,380       4,253             -           -
  Group RRSP
    participants              58,399         694       158,143         698
  Private placement          270,000       3,821             -           -
-----------------------------------------------------------------------------
Common shares issued,
  end of period           51,629,117  $  322,257    50,806,098  $  312,681
                          ================================================

        At September 30, 2004, the Company had 879,110 options outstanding at a weighted average exercise price of $9.77, expiring at various dates from March 3, 2005 to June 23, 2012. In the second quarter of 2004 the Company granted 287,300 options to directors, officers and employees at an exercise price of $11.90 per share. The fair market value of the options grant was $5.48 per option and has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 3.7%, expected dividend yield of nil, expected volatility of 55% and expected option life of 4 years. The estimated fair value of the options is being expensed over the three year option vesting period.

9.      CHANGES IN NON-CASH WORKING CAPITAL

                         Three Months Ended      Nine Months Ended
                             September 30           September 30
                           2004       2003        2004       2003
------------------------------------------------------------------------
Decrease (increase) in:
  Concentrate awaiting
    settlement           $ 12,880   $(1,161)   $ 10,368     $ 2,417
  Inventories and
    stockpiles               (546)      197         737       1,716
  Accounts receivable
    and other assets         (516)     (294)       (684)        345
------------------------------------------------------------------------
                           11,818    (1,258)     10,421       4,478
------------------------------------------------------------------------
Increase (decrease) in:
  Accounts payable and
    accrued liabilities      (247)   (2,110)       (767)       (540)
  Taxes payable               361       145       1,456         254
------------------------------------------------------------------------
                              114    (1,965)        689        (286)
------------------------------------------------------------------------
Changes in non-cash
  working capital        $ 11,932   $(3,223)   $ 11,110     $ 4,192
                         ==========================================


2004 Third Quarter                                                            27

10.     REVENUE FROM METAL SALES

                         Three Months Ended      Nine Months Ended
                             September 30           September 30
                           2004       2003        2004       2003
------------------------------------------------------------------------

Palladium (A)            $ 27,388   $ 27,685   $ 90,534     $ 74,486
Palladium forward
  contracts (B)                 -          -          -       20,437
Adjustments for
  mark-to-market             (398)       (88)     2,700          597
Nickel                      6,718      5,456     19,976       13,381
Platinum                    5,622      4,860     17,383       12,321
Gold                        2,761      2,827      8,465        6,305
Copper                      2,598      1,636      8,614        4,200
Other metals                  465        209      2,350          609
------------------------------------------------------------------------
                         $ 45,154   $ 42,585   $150,022     $132,336
                         ===========================================

        (A) The Company has a Palladium Sales Contract with a major automobile manufacturer, which provides for a floor price of US$325 per ounce on 100% of palladium production and a cap of US$550 per ounce on 50% of palladium production delivered by June 30, 2005. Palladium revenue includes the impact of the Palladium Sales Contract.

        (B) The Company entered into palladium forward contracts in 2001 for 100,800 ounces of palladium at an average price of US$922 per ounce, the revenue from which was fully realized by June 30, 2003. The effect of palladium forward contracts represents the difference between the fixed price realized under the palladium forward contracts and the palladium price at the time of revenue recognition.

11.     COMMITMENTS

        The Company enters into forward contracts from time to time to hedge the effects of changes in the prices of metals it produces and foreign exchange on the Company's revenues. Gains and losses realized on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales when the hedge transaction occurs.


28 North American Palladium Ltd.                                  BUILDING VALUE

        (A)     Platinum Forward Contracts
        At September 30, 2004, the Company had forward sales contracts for 7,678 ounces of platinum at an average price of US$806 per ounce maturing at various dates through June 2005. As at September 30, 2004, the fair value of these forward sales contracts was below their carrying value by $119.

        (B)     Nickel Swap Contracts
        At September 30, 2004, the Company had swap contracts for 595,000 lbs. of nickel at an average fixed price of US$5.67 per lb. maturing at various dates through December 2004. As at September 30, 2004, the fair value of these swap contracts approximated their carrying value.

        (C)     Copper Swap Contracts
        At September 30, 2004, the Company had swap contracts for 1,322,000 lbs. of copper at an average fixed price of US$1.16 per lb. maturing at various dates through December 2004. As at September 30, 2004, the fair value of these swap contracts approximated their carrying value.

        (D)     Forward Foreign Exchange Contracts
        At September 30, 2004, the Company had forward foreign exchange contracts outstanding for US$15,000,000 at an average exchange rate of $1.35 maturing at various dates through December 31, 2004. At September 30, 2004, the fair value of these contracts was $1,317, of which $1,104 was included in revenue from metal sales as a mark-to-market adjustment for concentrate awaiting settlement, and $213 was recorded as derivative income.

12.     COMPARATIVE PERIOD FIGURES

        Certain prior period amounts have been reclassified to conform to the classification adopted in the current period.


2004 Third Quarter                                                            29

        FORWARD-LOOKING STATEMENTS

        Certain statements included in this 2004 third quarter interim report, financial statements for the period ended September 30, 2004 and management's discussion and analysis are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", "budget", "plan", "projection" and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, changes in the US/CDN dollar exchange rate, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future profitability, production, availability of financing on acceptable terms and unexpected problems during development, construction and start-up phases of the underground mine, or the construction and commissioning of the new secondary crusher. For a more comprehensive review of risk factors, please refer to the section above titled "Risks and Uncertainties" and to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

        For additional information on the Company's mineral reserves and resources see the Company's most recent Annual Information Form.


30 North American Palladium Ltd.                                  BUILDING VALUE